Exhibit 21.1

Subsidiary	Place of Incorporation
GAN (UK) Limited	England and Wales
GAN Nevada, Inc.	United States
GAN Software Services BG Ltd	Bulgaria
Lockbox Games Limited	England and Wales
GAN Digital Ltd	Israel
GAN Services Limited	England and Wales
Vincent Group Ltd	Malta
StayCool OÜ	Estonia
Polar Ltd	Malta
DoubleSpin Ltd	Guernsey
VG Estonia OÜ	Estonia
CheckBox Limited	Malta
SureWin Limited	Malta
PayFlow Limited	Malta
GAN Ontario Inc.	Canada
Coolbear Ontario Limited	Malta
GAN Chile SpA	Chile
Big Blind Limited	Isle of Man
Isle of Bear Limited	Isle of Man
Oso Plateado S. de R.L. de C.V.	Mexico
OsoCity S. de R.L. de C.V.	Mexico
Juegos a Distancia S.A.C.	Peru
GAN Social LLC	United States